Shareholder Meeting Results (Unaudited)

February 27, 2014 special meeting

At the meeting, each of the nominees for Trustees was elected as follows:

			Votes for	Votes withheld
Liaquat Ahamed	 	13,538,582 	642,211
Ravi Akhoury	 	13,534,250 	646,544
Barbara M. Baumann	13,601,679 	579,115
Jameson A. Baxter	13,590,615 	590,178
Charles B. Curtis	13,584,722 	596,072
Robert J. Darretta	13,600,588 	580,206
Katinka Domotorffy	13,558,425 	622,369
John A. Hill	 	13,598,910 	581,883
Paul L. Joskow	 	13,598,204 	582,590
Kenneth R. Leibler	13,591,959 	588,834
Robert E. Patterson	13,606,009 	574,784
George Putnam, III	13,588,614 	592,179
Robert L. Reynolds	13,598,181 	582,613
W. Thomas Stephens 	13,590,834 	589,959

A proposal to approve a new management contract between the fund and Putnam Management was approved as follows:

Votes for	Votes against	Abstentions	Broker non-votes
10,543,493 	 437,342 	 701,137 	 2,498,822


March 7, 2014 special meeting

A proposal to adopt an Amended and Restated Declaration of Trust, with respect to which the February 27, 2014 meeting had been adjourned, was approved as follows:


Votes for	Votes against	Abstentions	Broker non-votes
10,797,485 	 491,421 	 785,179 	 2,399,778


All tabulations are rounded to the nearest whole number.